EXHIBIT 10(iii)(s)
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                                     January 20, 1997



Mr. Frank B. O'Brien
615 North Main Street
Chagrin Falls, OH  44022

Dear Frank:

On the basis of our discussions and your recent interviews with members of our management team, I am pleased to extend this written confirmation of our offer to become Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company, reporting to me as Chairman and Chief Executive Officer.
The following confirms the terms and conditions of our offer:

1. Your starting base salary will be at an annual rate of $350,000, paid monthly.

2. You will participate in the Company's annual incentive plan. You are eligible commencing with 1997, for awards of up to 80% of salary depending on both corporate and individual performance. For 1997, your minimum bonus will be 40% of your base salary.

3. Upon joining the Company, you will receive an award of non-qualified stock options of 20,000 shares under our 1995 Incentive Stock Plan. This award is subject to the usual terms and conditions of awards under the Plan. You will be considered a full participant, and be eligible to receive further and potentially higher awards under the Plan in future years as administered by the Compensation Committee of the Board.

4.   Ingersoll-Rand will provide you with a Stock Award of 12,000 shares, also administered under the terms of our 1995
     Incentive Stock Plan.

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     These awards vest in four annual installments, beginning in
     March 1997, depending upon the achievement of a predetermined performance target and your continued employment. You will receive an award agreement which explains vesting requirements and other terms and conditions of your award. Our stock awards also provide participants with dividend equivalents, and represent an attractive additional equity interest in our company. You can be considered for a larger award at any time based on your own and the Company's performance.

5.   You will receive a benefit under the Executive Supplementary
     Retirement Agreement in an amount of $65,000 per year for ten years subject to your retirement at age 62, and subject to the provisions of this plan.

     In addition, you will be eligible for a pension of 26% of your final eligible compensation at age 62, assuming you retire from the Company at that time. If you retire prior to age 62, your benefit would be subject to the terms and conditions of the company's qualified retirement plan.

     For purposes of retirement benefits, eligible compensation is your final salary, plus the average of your five highest of your six most recent bonuses. Your 26% benefit will be calculated taking into account all sources including our qualified and non-qualified Pension Plan and Retirement Accounts, the employer portion of Ingersoll-Rand's 40l(k) Plan contributions, and your Social Security.

6. We will relocate you, your family and household goods to this area. Your relocation expenses, including shipment of household goods, real estate commissions and mortgage points will be reimbursed according to our policy. Ingersoll-Rand's relocation policy also provides for equity advances, at company discretion, to facilitate home purchases prior to sale of your existing residence. And, our program also includes the possibility of home purchase should that be necessary to effect a smooth transition. If, upon our shared assessment of comparative living costs we identify significant adverse variances or other relocation issues


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     which would interfere with your transition to Northern New
     Jersey, the Company will make a special allowance to recognize the impact of such adverse variance, if any. This amount would not be tax protected.

7. Your medical and life insurance coverage with Ingersoll-Rand will commence on the first day of the month following 30 days of employment. Therefore, you may want to continue your coverage with your current employer under COBRA to avoid any gap in coverage.

8. In the unlikely event that you are involuntarily terminated by the company other than for cause (i.e., violation of law or serious breach of ethics), we will provide you with a severance payment equal to one year of salary plus your last annual bonus.

9. Our offer is conditioned upon satisfactorily completing a physical examination, which includes drug testing, and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

Frank, I am personally looking forward to you joining Ingersoll-Rand. This is a time of challenge and opportunity for our company. I am confident your experience and leadership will help us reach our goals and create a mutually rewarding long-term relationship between us. I understand you plan to join us on March 10. Welcome!

                                     Sincerely,


                                      /S/ James E. Perrella
                                     James E. Perrella
                                     Chairman

Accepted:


 /S/ Frank B. O'Brien